Service Corporation International Announces Fourth Quarter 2010 Financial Results and Raises 2011 Guidance

- Conference call on Thursday, February 10, 2011, at 9:00 a.m. Central Standard Time.

HOUSTON, Feb. 9, 2011 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today reported results for the fourth quarter 2010.  Our consolidated financial statements can be found at the end of this press release.  The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues	$ 571.3	$ 531.8	$ 2,190.6	$ 2,053.5
Operating income	$ 104.0	$ 91.3	$ 354.0	$ 323.9
Net income attributable to common stockholders	$ 36.5	$ 34.3	$ 126.4	$ 123.1
Diluted earnings per share	$ .15	$ .13	$ .50	$ .49
Earnings from continuing operations excluding special items (1)	$ 45.0	$ 35.7	$ 149.0	$ 129.0
Diluted earnings per share from continuing operations excluding special items(1)	$ .18	$ .14	$ .59	$ .51
Diluted weighted average shares outstanding	245.1	255.1	250.6	252.5
Net cash provided by operating activities	$ 88.3	$ 66.8	$ 354.4	$ 372.1
Net cash provided by operating activities excluding special items (1)	$ 89.5	$ 66.8	$ 359.5	$ 372.1

(1) Earnings from continuing operations excluding special items, diluted earnings per share from continuing operations excluding special items, and net cash provided by operating activities excluding special items are non-GAAP financial measures. A reconciliation to net income, diluted earnings per share, and net cash provided by operating activities computed in accordance with GAAP can be found later in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

Highlights:

  Diluted earnings per share from continuing operations excluding special items was $0.18 in the fourth quarter 2010 compared to $0.14 in the prior year fourth quarter.  The current quarter improvements were a result of earnings accretion related to the Keystone and Palm acquisitions, strong comparable cemetery performance driven by preneed cemetery sales production, and lower corporate overhead expenses.
  Funeral gross profit increased $4.0 million, or 4.9%, in the fourth quarter of 2010 primarily led by increased revenues and profits from the Keystone acquisition.  Funeral gross margin percentage declined to 22.2% in the fourth quarter of 2010 from 23.1% in the prior year fourth quarter reflecting higher selling costs as a result of increased preneed funeral production in the current quarter as well as higher sales lead generation costs.
  Cemetery gross profit increased $2.6 million, or 7.1%, and cemetery gross margin percentage increased to 21.2% from 20.6%.  The improvements were primarily due to increases in recognized preneed cemetery sales production during the current quarter.
  Net cash provided by operating activities excluding special items for the quarter increased $22.7 million to $89.5 million primarily as a result of higher earnings and lower cash taxes paid.

Tom Ryan, the Company's President and Chief Executive Officer, commented on the fourth quarter of 2010:

"We are very pleased with our strong operating performance for the fourth quarter.  Both earnings and cash flow exceeded the high end of the company's guidance range and is a testament to the focus, hard work and dedication of our 20,000 employees who made this possible.  In particular, our sales team demonstrated impressive leadership utilizing the new operating structure put in place in early 2010 to drive the sales performance levels beyond our expectations.  This performance gives us good momentum as we begin 2011 and we are optimistic that we will continue to deliver solid results."

REVIEW OF RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED 2010

Consolidated Segment Results

(In millions, except funeral services performed and average revenue per funeral service)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Funeral
Funeral atneed revenue	$ 250.3	$ 229.4	$ 950.7	$ 904.2
Funeral recognized preneed revenue	117.0	108.6	462.6	422.1
Other revenues (1)	19.9	17.3	79.6	65.6
Total funeral revenues	$ 387.2	$ 355.3	$ 1,492.9	$ 1,391.9

Gross profit	$ 85.9	$ 81.9	$ 317.0	$ 305.8
Gross margin percentage	22.2%	23.1%	21.2%	22.0%

Funeral services performed	69,679	64,472	270,351	258,044
Average revenue per funeral service	$ 5,271	$ 5,243	$ 5,228	$ 5,140

Cemetery
Cemetery atneed revenue	$ 58.4	$ 60.5	$ 240.4	$ 240.7
Cemetery recognized preneed revenue	103.5	94.1	373.6	342.2
Other revenue (2)	22.2	21.8	83.7	78.7
Total cemetery revenues	$ 184.1	$ 176.4	$ 697.7	$ 661.6

Gross profit	$ 39.0	$ 36.4	$ 132.2	$ 115.6
Gross margin percentage	21.2%	20.6%	18.9%	17.5%

(1)  Other funeral revenue consists primarily of General Agency (GA) revenues, which are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

(2)  Other cemetery revenue is primarily related to cemetery merchandise and service trust fund income, endowment care trust fund income, and interest and finance charges earned from customer receivables on preneed installment contracts.

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended December 31, 2010 and 2009. We consider comparable operations to be those owned for the entire period beginning January 1, 2009 and ending  December 31, 2010.

(Dollars in millions, except average revenue per funeral service and average revenue per contract sold)	Three Months Ended December 31,
	2010	2009
Comparable funeral revenue:
Atneed revenue	$ 225.6	$ 224.9
Recognized preneed revenue	110.8	107.6
Other funeral revenue (1)	18.2	17.1
Total comparable funeral revenues	$ 354.6	$ 349.6

Comparable gross profit	$ 79.9	$ 81.4
Comparable gross margin percentage	22.5%	23.3%

Comparable funeral services performed:
Preneed	22,349	22,379
Atneed	40,864	41,165
Total	63,213	63,544

Comparable average revenue per funeral service	$ 5,322	$ 5,233
Comparable preneed funeral production:
Sales	$ 116.6	$ 113.2
Total preneed funeral contracts sold	21,257	21,181
Average revenue per contract sold	$ 5,485	$ 5,344

(1) Other funeral revenue consists primarily of General Agency (GA) revenues, which are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

  Comparable funeral revenues increased $5.0 million, as higher average revenue per funeral service and higher General Agency revenues more than offset a slight decline in the number of funeral services performed.
  Comparable funeral gross profit was $1.5 million below the prior year quarter and gross margin percentage decreased from 23.3% to 22.5%, primarily attributable to higher selling related costs and higher field overhead costs associated with our new operating structure.  These costs were anticipated in driving improvements in preneed funeral sales production, which resulted in a 10% increase for the entire fiscal year 2010.
  Comparable funeral services performed decreased 0.5%, which we believe is consistent with trends experienced by other funeral service providers and industry vendors.
  The comparable average revenue per funeral service grew 1.7% over the prior year quarter. Excluding a favorable Canadian currency impact, the average revenue per funeral service grew approximately 1.3%.   Funeral trust fund income included in our average revenue per funeral service was flat quarter over quarter.
  For the quarter, preneed funeral sales production increased $3.4 million, or 3.0%, while total funeral contracts sold increased 0.4% and the average revenue per contract sold increased 2.6%.  For the year, preneed funeral sales production increased $46.2 million, or 10%.  Preneed funeral sales are deferred and recognized as revenues in the future when the funeral service is performed.
  The cremation rate increased to 41.7% in the fourth quarter of 2010 compared to 41.2% for the same period of 2009.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended December 31, 2010 and 2009. We consider comparable operations to be those owned for the entire period beginning January 1, 2009 and ending December 31, 2010.

(Dollars in millions)	Three Months Ended December 31,
	2010	2009
Comparable cemetery revenue:
Atneed revenue	$ 57.0	$ 59.1
Recognized preneed revenue	101.4	92.9
Other cemetery revenue (1)	21.9	21.4
Total comparable cemetery revenues	$ 180.3	$ 173.4

Comparable gross profit	$ 38.3	$ 36.4
Comparable gross margin percentage	21.2%	21.0%

Comparable preneed and atneed cemetery sales production:
Property	$ 94.4	$ 86.0
Merchandise and services	86.0	84.8
Discounts	(16.1)	(15.5)
Preneed and atneed cemetery sales production	$ 164.3	$ 155.3
Recognition rate (2)	96%	98%

(1)  Other cemetery revenue is primarily related to cemetery merchandise and service trust fund income, endowment care trust fund income and interest and finance charges earned from customer receivables on preneed installment contracts.

(2)  Represents the ratio of current period revenue recognition stated as a percentage of current period sales production.

  Comparable cemetery revenues increased $6.9 million, or 4.0%, primarily as a result of strong cemetery preneed property sales production during the current quarter, offset by lower atneed revenues principally related to merchandise deliveries.
  Cemetery gross profit increased $1.9 million, or 5.2%, and gross margin percentage increased to 21.2% compared to 21.0% in 2009.  The current quarter increase was due primarily to the increase in comparable cemetery revenues which were partially offset by higher preneed selling costs and higher field overhead costs associated with our new operating structure.
  Preneed and atneed cemetery sales production increased $9.0 million, or 5.8%.

Other Financial Results

  General and administrative expenses were $23.7 million in the fourth quarter of 2010, a decrease of $9.6 million compared to the fourth quarter of 2009.  The decrease is primarily due to $4.3 million in financing costs included in the prior year quarter related to the Keystone acquisition as well as lower consulting fees in the current quarter.
  Interest expense decreased $3.6 million to $31.9 million in the fourth quarter of 2010 compared to $35.5 million in the fourth quarter of 2009.  The decrease is primarily the result of certain non-recurring financing costs incurred in the prior year related to the acquisition of Keystone North America.

Cash Flow and Capital Spending

Set forth below is a reconciliation of net cash provided by operating activities excluding special items to our reported net cash provided by operating activities prepared in accordance with GAAP.  We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net cash provided by operating activities, as reported	$ 88.3	$ 66.8	$ 354.4	$ 372.1
Acquisition costs	0.2	—	0.7	—
Transition costs	1.0	—	4.4	—
Net cash provided by operating activities excluding special items	$ 89.5	$ 66.8	$ 359.5	$ 372.1

  Net cash provided by operating activities excluding special items for the quarter was $89.5 million, an increase of $22.7 million compared to the prior year quarter.  The increase was primarily a result of higher earnings and a decrease in cash tax payments of $7.1 million.

Consistent with our financial objectives, we continued to manage our capital expenditures during the three and twelve month periods ended December 31, 2010.  The increase in capital spending in 2010 primarily reflects new system integration costs and the additional properties owned as a result of the Keystone acquisition.  A summary of our capital expenditures is set forth below:

(In millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Capital improvements at existing locations	$ 18.8	$ 10.4	$ 58.7	$ 37.4
Development of cemetery property	10.9	6.7	35.4	30.5
Construction of new funeral home facilities and other growth	0.8	4.2	3.8	15.9
Total capital expenditures	$ 30.5	$ 21.3	$ 97.9	$ 83.8

Other significant fourth quarter 2010 cash flow activities included:

  Investing Activities: $17.3 million of cash used for the acquisition of certain funeral and cemetery properties.
  Financing Activities: $265.0 million of cash received primarily from the issuance in November 2010 of 7% senior notes due March 2019.
  Financing Activities: $230.7 million of cash used to reduce all of the amounts drawn on our bank credit facility.
  Financing Activities: $30.0 million of cash used for open market purchases of SCI shares under our share repurchase program.

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses and dividends.  A summary of our consolidated trust fund returns for the three and twelve months ended December 31, 2010 is set forth below:

	Three Months	Twelve Months
Preneed Funeral	6.6%	12.3%
Preneed Cemetery	7.5%	14.0%
Cemetery Perpetual Care	2.6%	13.0%
Combined Trust Funds	5.6%	13.3%

OUTLOOK FOR 2011

Fiscal 2011

Our current outlook for potential earnings and cash flow in 2011 is as follows:

(In millions except per share amounts)
Diluted earnings per share from continuing operations excluding special items (1)	$.56 to $.64
Net cash provided by operating activities excluding special items (1)	$330 to $380
Capital improvements at existing facilities and cemetery development expenditures	$85 to $95

(1) Diluted earnings per share excluding special items and Net cash provided by operating activities excluding special items are non-GAAP financial measures.  We normally reconcile these non-GAAP financial measures to diluted earnings per share and net cash provided by operating activities, however, diluted earnings per share and net cash provided by operating activities calculated in accordance with GAAP are not currently accessible on a forward-looking basis.  Our guidance for 2011 excludes the following because this information is not currently available for 2011:  Gains or losses associated with asset divestitures, gains or losses associated with the early extinguishment of debt, potential tax reserve adjustments, acquisition and transition costs, and potential costs associated with settlements of litigation or the recognition of receivables for insurance recoveries associated with litigation.  The foregoing items, especially gains or losses associated with asset divestitures, could materially impact our forward-looking diluted EPS and net cash provided by operating activities calculated in accordance with GAAP, consistent with the historical disclosures found in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP financial measures".

This outlook reflects management's current views and estimates regarding future economic and financial market conditions, company performance and financial results, business prospects, the competitive environment and other events.  This outlook is subject to a number of risks and uncertainties, many of which are beyond the control of SCI, that could cause actual results to differ materially from the potential results highlighted above.  A further list and description of these risks and uncertainties and other matters can be found later in this press release under "Cautionary Statement on Forward-Looking Statements".

NON-GAAP FINANCIAL MEASURES

Earnings from continuing operations excluding special items, diluted earnings per share from continuing operations excluding special items, and net cash provided by operating activities excluding special items shown above are all non-GAAP financial measures.  We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income, expense, and cash items not affecting continuing operations.  We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of earnings from continuing operations excluding special items to our reported net income attributable to common stockholders and diluted earnings per share from continuing operations excluding special items to our GAAP diluted earnings per share.  We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

	Three Months Ended December 31,
(In millions, except diluted EPS)	2010		2009
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$ 36.5	$ .15	$ 34.3	$ .13
After-tax reconciling items:
Gains on divestitures and impairment charges, net	(1.0)	—	(3.6)	(.01)
Acquisition and transition costs	3.0	.01	8.2	.03
Losses on early extinguishment of debt	0.4	—	0.3	—
Change in certain tax reserves and tax accounting method changes	6.1	.02	(3.5)	(.01)
Earnings from continuing operations excluding special items	$ 45.0	$ .18	$ 35.7	$ .14

Diluted weighted average shares outstanding (in thousands)		245,066		255,113

	Twelve Months Ended December 31,
(In millions, except diluted EPS)	2010		2009
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$ 126.4	$ .50	$ 123.1	$ .49
After-tax reconciling items:
Losses on divestitures and impairment charges, net	2.3	.01	1.8	.01
Acquisition and transition costs	9.4	.04	8.2	.03
Losses (gains) on early extinguishment of debt	5.9	.02	(2.1)	(.01)
Change in certain tax reserves and tax accounting method changes	5.0	.02	(2.0)	(.01)
Earnings from continuing operations excluding special items	$ 149.0	$ .59	$ 129.0	$ .51

Diluted weighted average shares outstanding (in thousands)		250,602		252,484

Conference Call and Webcast

We will host a conference call on Thursday, February 10, 2011, at 9:00 a.m. Central Standard Time.  A question and answer session will follow a brief presentation made by management.  The conference call dial-in number is (617) 597-5363 with the passcode of 17698972. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com.  A replay of the conference call will be available through February 24, 2011 and can be accessed at (617) 801-6888 with the passcode of 55642352.  Additionally, a replay of the conference call will be available on our website for approximately ninety days.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf.  Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, access to capital markets, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, and negative currency translation effects.
  Changes in operating conditions such as supply disruptions and labor disputes.
  Our inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy costs (e.g., electricity, natural gas and fuel oil), costs of other materials, employee-related costs or other factors.
  Our inability to complete acquisitions, divestitures or strategic alliances as planned or to realize expected synergies and strategic benefits.
  The outcomes of pending lawsuits, proceedings, and claims against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.
  Allegations regarding compliance with laws, regulations, industry standards, and customs regarding funeral or burial procedures and practices.
  The amounts payable by us with respect to our outstanding legal matters exceeding our established reserves.
  Amounts that we may be required to replenish into our affiliated funeral and cemetery trust funds in order to meet minimum funding requirements.
  The outcome of pending Internal Revenue Service audits.  We maintain accruals for tax liabilities which relate to uncertain tax matters.  If these tax matters are unfavorably resolved, we will make any required payments to tax authorities. While such payments would affect our cash flow, we do not believe it would impair our ability to service debt or our overall liquidity.  If these tax matters are favorably resolved, the accruals maintained by us will no longer be required, and these amounts will be realized through the tax provision at the time of resolution.
  Our ability to manage changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures, and local economic conditions.
  Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting, and trusting policies.
  Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
  Our ability to successfully access surety and insurance markets at a reasonable cost.
  Our ability to successfully leverage our substantial purchasing power with certain of our vendors.
  The possibility that restrictive covenants in our credit agreement may prevent us from engaging in certain transactions.
  Our ability to buy our common stock under our share repurchase programs, which could be impacted by, among others, restrictive covenants in our bank agreements, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.
  The financial conditions of third-party insurance companies that fund our preneed funeral contracts may impact our future revenues, liquidity, or financial condition.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future goodwill impairments.
  Our funeral and cemetery trust funds' investments in equity securities, fixed income securities, and mutual funds may be impacted by market conditions that are beyond our control.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2010 Annual Report on Form 10-K, which we anticipate filing by February 14, 2011.  Copies of this document as well as other SEC filings can be obtained from our website atwww.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services.  At December 31, 2010, we owned and operated 1,405 funeral homes and 381 cemeteries (of which 218 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico.  Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction.  For more information about Service Corporation International, please visit our website at www.sci-corp.com.  For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young – Director / Investor Relations	(713) 525-9088
Media:	Lisa Marshall – Managing Director / Corporate Communications	(713) 525-3066

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues	$ 571,251	$ 531,759	$ 2,190,552	$ 2,053,520
Costs and expenses	(446,280)	(413,472)	(1,741,329)	(1,632,125)
Gross profit	124,971	118,287	449,223	421,395

General and administrative expenses	(23,654)	(33,288)	(103,689)	(102,501)
Gains (losses) on divestitures and impairment charges, net	2,681	5,533	8,512	4,253
Other operating income	—	740	—	740
Operating income	103,998	91,272	354,046	323,887

Interest expense	(31,915)	(35,542)	(128,196)	(128,981)
(Loss) gain on early extinguishment of debt	(43)	(776)	(9,400)	3,146
Other (expense) income, net	(68)	(114)	3,009	1,316
Income from continuing operations before income taxes	71,972	54,840	219,459	199,368
Provision for income taxes	(35,203)	(20,269)	(92,458)	(76,275)
Net income	36,769	34,571	127,001	123,093
Net (income) loss attributable to noncontrolling interests	(314)	(269)	(584)	5
Net income attributable to common stockholders	$ 36,455	$ 34,302	$ 126,417	$ 123,098
Basic earnings per share	$ .15	$ .14	$ .51	$ .49
Diluted earnings per share	$ .15	$ .13	$ .50	$ .49

Basic weighted average number of shares	243,260	253,704	248,871	251,709
Diluted weighted average number of shares	245,066	255,113	250,602	252,484

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED BALANCE SHEET
(In thousands, except share amounts)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$ 170,846	$ 179,745
Receivables, net	107,185	92,189
Deferred tax asset	41,371	51,534
Inventories	34,770	31,117
Current assets held for sale	552	1,197
Other	27,194	21,640
Total current assets	381,918	377,422
Preneed funeral receivables, net and trust investments	1,424,557	1,356,353
Preneed cemetery receivables, net and trust investments	1,563,893	1,382,717
Cemetery property, at cost	1,508,787	1,489,065
Property and equipment, net	1,627,698	1,591,074
Non-current assets held for sale	1,166	80,901
Goodwill	1,307,484	1,201,332
Deferred charges and other assets	388,018	522,389
Cemetery perpetual care trust investments	987,019	889,689
	$ 9,190,540	$ 8,890,942
Liabilities & Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 342,651	$ 314,277
Current maturities of long-term debt	22,502	49,957
Current liabilities held for sale	—	501
Income taxes	1,474	2,236
Total current liabilities	366,627	366,971
Long-term debt	1,832,380	1,840,532
Deferred preneed funeral revenues	580,223	596,966
Deferred preneed cemetery revenues	813,493	817,543
Deferred income taxes	323,304	246,730
Non-current liabilities held for sale	430	68,332
Other liabilities	399,189	378,768
Deferred preneed funeral and cemetery receipts held in trust	2,408,074	2,201,403
Care trusts' corpus	986,872	890,909

Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 242,019,650 and 254,027,384 shares issued, respectively, 241,035,250 and 254,017,384 shares outstanding, respectively	241,035	254,017
Capital in excess of par value	1,603,112	1,735,493
Accumulated deficit	(477,459)	(603,876)
Accumulated other comprehensive income	112,768	97,142
Total common stockholders' equity	1,479,456	1,482,776
Noncontrolling interests	492	12
Total equity	1,479,948	1,482,788
	$ 9,190,540	$ 8,890,942

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	Twelve Months Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$ 127,001	$ 123,093
Adjustments to reconcile net income to net cash provided by operating activities:
Losses (gains) on early extinguishment of debt, net	9,400	(3,146)
Depreciation and amortization	116,391	111,102
Amortization of intangible assets	25,197	21,698
Amortization of cemetery property	32,418	30,664
Amortization of loan costs	4,266	7,575
Provision for doubtful accounts	8,155	11,351
Provision for deferred income taxes	76,934	57,866
Gains on divestitures and impairment charges, net	(8,512)	(4,253)
Share-based compensation	8,878	9,684
Change in assets and liabilities, net of effects from acquisitions and divestitures:
Increase in receivables	(14,561)	(8,245)
Decrease in other assets	2,603	11,161
Increase in payables and other liabilities	16,374	30,899
Effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	45,988	18,963
(Decrease) increase in deferred preneed funeral revenue	(14,778)	92
Decrease in funeral deferred preneed funeral receipts held in trust	(36,322)	(22,558)
Effect of preneed cemetery production and deliveries:
Increase in preneed cemetery receivables and trust investments	(53,224)	(41,427)
Increase in deferred preneed cemetery revenue	10,558	24,999
Decrease in cemetery deferred preneed cemetery receipts held in trust	(648)	(11,702)
Other	(1,739)	4,254
Net cash provided by operating activities	354,379	372,070
Cash flows from investing activities:
Capital expenditures	(97,899)	(83,790)
Acquisitions	(299,083)	(84,932)
Proceeds from divestitures and sales of property and equipment	90,835	32,696
Net deposits (withdrawals) of restricted funds and other	26,437	(16,459)
Net cash used in investing activities	(279,710)	(152,485)
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	510,000	150,000
Debt issuance costs	(11,828)	(8,146)
Payments of debt	(263,063)	(33,058)
Early extinguishment of debt	(119,105)	(236,114)
Principal payments on capital leases	(46,214)	(24,288)
Proceeds from exercise of stock options	1,759	17,407
Purchase of Company common stock	(116,878)	—
Payments of dividends	(40,001)	(40,195)
Bank overdrafts and other	(2,856)	(4,036)
Net cash used in financing activities	(88,186)	(178,430)
Effect of foreign currency	4,618	10,193
Net (decrease) increase in cash and cash equivalents	(8,899)	51,348
Cash and cash equivalents at beginning of period	179,745	128,397
Cash and cash equivalents at end of period	$ 170,846	$ 179,745

CONTACT:  Investors,  Debbie Young – Director / Investor Relations, +1-713-525-9088, or Media, Lisa Marshall – Managing Director / Corporate Communications, +1-713-525-3066, both of Service Corporation International